EXHIBIT 23.1

CONSENT OF DELOITTE HASKINS & SELLS LLP

We consent to the incorporation by reference in Registration Statement Nos. 333- 225828, 333-225832, 333-225835, 333-227945, 333-255065, and 333-255066 on Form S-3, Registration Statement No. 333- 216887 on Form S-4, and Registration Statement Nos. 333-188999, 333-205617, 333-212929 and 333- 227948 on Form S-8 of Northern Oil and Gas, Inc. of our report dated June 11, 2021, relating to the Statement of Revenues and Direct Operating Expenses of certain Oil and Gas Assets in Marcellus Shale Play held by Reliance Marcellus LLC appearing in this Current Report on Form 8-K dated June 11, 2021.

/s/ Deloitte Haskins & Sells LLP

Mumbai, India

June 11, 2021